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FOR IMMEDIATE RELEASE

CONTACT:       Lisa A. Witek
               FTD.COM
               (630) 719-6174
               lwitek@ftdi.com



                  FTD.COM TAKES 4TH QUARTER NON-CASH WRITE-OFF



Downers Grove, IL, July 21, 2000--FTD.COM (NASDAQ: EFTD) will take a non-cash $4.4 million write-off associated with development work relating to its Web site. The charge will be recorded in the fourth quarter of the Company's fiscal year, which ended on June 30, 2000. FTD.COM remains confident that the existing Web site architecture and processing capabilities will meet the Company's needs for the foreseeable future.

"While this one-time non-cash write-off will affect FTD.COM's results for its fiscal fourth quarter, it will not impact our expectations that we will be profitable and cash-flow positive by the fourth quarter of our next fiscal year," stated Michael Soenen, president and CEO of FTD.COM.

FTD.COM is currently in discussions with the firm engaged to develop the site to try and resolve the situation amicably.

FTD.COM is an Internet and telephone marketer of flowers and specialty gifts. Founded by FTD, the world's largest floral services organization, FTD.COM sells directly to consumers through its www.FTD.COM Web site and its 1-800-SEND-FTD telephone number. Utilizing a group of FTD florists who adhere to the highest quality and service standards, FTD.COM provides same-day delivery of floral orders to nearly 100 percent of the U.S. population. FTD.COM offers a wide variety of unique floral arrangements and specialty gifts for holidays and other occasions. Additional information about FTD.COM, including investor relations, is available at the company's Web site, www.FTD.COM.

FORWARD-LOOKING STATEMENTS

This press release contains various "forward-looking statements" regarding future results of operations, including expectations regarding cash flow and profitability, Web site capabilities, and market opportunities that are based on FTD.COM's current expectations, assumptions, estimates and projections about the Company and its industry. Investors are cautioned that actual results could differ from those anticipated by the forward-looking statements as a result of the success of FTD.COM's marketing campaign; competition from existing and potential new competitors; levels of discretionary consumer purchases of flowers and specialty gifts; FTD.COM's ability to manage or reduce its level of expenses; actual growth rates for the markets in which FTD.COM competes compared with forecasted growth rates; FTD.COM's ability to increase capacity and introduce enhancements to its Web site; and the existence of system failures. These factors, along with other potential risks and uncertainties, are discussed in FTD.COM's reports and other documents filed with the Securities and Exchange Commission.

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